Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Columbia Funds Series Trust and Columbia Acorn Trust of our reports dated as listed in the table below, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR of the funds indicated in Appendix A for the years ended as listed in the table below. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 6, 2020

Appendix A

Fund Name	Year Ended	Report Dated
Columbia Select International Equity Fund	2/28/2019	4/22/2019
Columbia Acorn International Select	12/31/2019	2/21/2020